SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SunCoke Energy, Inc.

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March 27, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of SunCoke Energy, Inc., on Thursday, May 8, 2014 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2014 Annual Meeting, including the nominees for election as directors.

As we have in the past, we are furnishing our proxy statement and other proxy materials to our stockholders over the Internet and mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled About the Annual Meeting beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2014 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet, proxy card, or voter instruction form.

Thank you for your support of SunCoke Energy.

Sincerely,

Frederick A. Henderson

Chairman and Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000

www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 8, 2014

The 2014 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on Thursday, May 8, 2014 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, for the following purposes:

1.	To elect two directors, Robert J. Darnall and James E. Sweetnam, to the class of directors whose term expires in 2017;

2.	To hold a non-binding advisory vote to approve our executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the 2014 Annual Meeting or any adjournment or postponement thereof.

You may vote at the 2014 Annual Meeting if you were a stockholder of record at the close of business on March 10, 2014. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2014 Annual Meeting. Most stockholders have three options for submitting their vote: (1) via telephone, (2) over the Internet, or (3) by mail. You may still vote in person if you attend the 2014 Annual Meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2014 Annual Meeting. If you do not instruct your broker on how to vote in the election of directors and on executive compensation, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 27, 2014, and the attached proxy statement, together with our 2013 Annual Report on Form 10-K, will be made available to our stockholders on that same date. We will also begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them on or about that date.

By order of the Board of Directors,

Denise R. Cade

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

March 27, 2014

i

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ABOUT THE ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board of Directors of SunCoke Energy, Inc. is soliciting your vote at the 2014 Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so or to request a printed copy may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet. Note that if you are a participant in the SunCoke 401(k) Plan and have shares of our common stock allocated to your Plan account, you have the right to direct the Plan trustee regarding how to vote those shares. You automatically received a paper copy of these materials in the mail.

What am I voting on?

You are voting on:

•	Proposal 1: Election of Robert J. Darnall and James E. Sweetnam to the class of directors whose term expires in 2017 (see page 5);

•	Proposal 2: Non-binding advisory approval of our executive compensation (see page 39);

•	Proposal 3: Ratification of the appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (see page 44); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of each of the two nominees for director;

•	Proposal 2: “FOR” the advisory approval of our executive compensation; and

•	Proposal 3: “FOR” the ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Who is entitled to vote?

Only stockholders of record at the close of business on March 10, 2014 are entitled to vote at the 2014 Annual Meeting. As of that date, there were 69,741,182 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2014 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 10, 2014 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2014 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR” or “WITHHOLD”. For Proposals 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN”.

For Proposal 1, the affirmative plurality of the votes properly cast on the proposal at the 2014 Annual Meeting is required to elect a nominee to the Board of Directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

For Proposals 2 and 3, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the applicable proposal at the 2014 Annual Meeting is required to approve the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

Broker non-votes will have no effect on the outcome of any of the matters to be voted on.

How do I vote?

You can vote either in person at the 2014 Annual Meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes:

(1)	via telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voting instruction form (if your shares are held by a broker, financial institution, or other nominee);

(2)	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voting instruction form; or

(3)	by marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided. If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote via telephone or over the Internet by following the instructions provided on the Notice of Internet Availability or on your proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution, or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet.

The deadline for voting via the telephone or over the Internet for the 2014 Annual Meeting is 11:59 p.m. Eastern Time, May 7, 2014.

Even if you plan to attend the 2014 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, financial institution or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2014 Annual Meeting by (1) re-voting via telephone or over the Internet (only your latest telephone or Internet vote will be counted), (2) signing and dating a new proxy card and submitting it (only your latest proxy card will be counted), (3) if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532 or (4) attending the 2014 Annual Meeting and voting in person. If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2014 Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, the Internet and ballot. A representative of Computershare will act as the Inspector of Election.

Can other matters be decided at the 2014 Annual Meeting?

We are not aware of any other matters that will be considered at the 2014 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2014 Annual Meeting is open to all SunCoke Energy stockholders. Directions to the meeting are provided on the Notice of Internet Availability or you can contact Investor Relations for directions at investorrelations@suncoke.com or (630) 824-1907. When you arrive at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, signs will direct you to the meeting room. You need not attend the 2014 Annual Meeting to vote.

If you wish to attend the 2014 Annual Meeting, please check the box on your proxy or voter instruction form, or as indicated on the Internet voting site, or press the appropriate key if voting by telephone. If your shares are held in “street name” and you would like to attend, please also e-mail investorrelations@suncoke.com or write to Investor Relations, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Include a copy of your brokerage account statement or an omnibus, or legal, proxy (which you can get from your broker).

At the 2014 Annual Meeting, each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If your shares are held in “street name,” you must bring a copy of a brokerage statement, proxy or letter from the broker, financial institution, or other nominee confirming ownership of shares of our common stock on March 10, 2014, the record date for the 2014 Annual Meeting.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2014

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013 are available at the following Internet address: http://www.edcocumentview.com/SXC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors currently has seven members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Two directors are proposed to be elected at the 2014 Annual Meeting. Each is a current director. The terms of Robert J. Darnall and James E. Sweetnam expire this year, and the Board of Directors has nominated each of them for a new three-year term that will expire at the annual meeting in 2017, or until their respective successors are elected and qualified. If any nominee is unable to serve as a director at the time of the 2014 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the 2014 Annual Meeting.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director.

Certain Information Regarding Directors

Below, please find information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2014 Annual Meeting to serve as a director of SunCoke Energy.

Nominees to Serve in a Class Whose

Term Expires in 2017

Robert J. Darnall (Lead Director) Age: 76 Committee Membership: Executive, Governance (Chair)

Mr. Darnall was elected as a director of SunCoke Energy, Inc. in June 2011. Following a 36-year career at Inland Steel Industries, Inc., or Inland (a carbon steel manufacturer and processor/distributor of industrial materials), Mr. Darnall retired as Chairman, President and Chief Executive Officer in late 1998 and joined Ispat International N.V., or Ispat International (a carbon steel manufacturer), as President and Chief Executive Officer of Ispat North America until early 2000. Mr. Darnall served as an independent director of United States Steel Corporation (an integrated steel producer of flat-rolled and tubular products) from 2001 until 2010, Sunoco, Inc. (a transportation fuel provider with interests in logistics) from 2000 until 2010, Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) from 1989 to 2010 and Pactiv Corporation (a consumer and foodservice/food packaging products producer) from 2000 to 2010. Mr. Darnall currently serves on the board of trustees of the Glenwood Academy, the Museum of Science and Industry and Rush University Medical Center.

Mr. Darnall is an experienced corporate executive with over 38 years of senior-level management experience in the steel industry and expertise in sourcing and logistics. Mr. Darnall also possesses health, environment and safety experience by virtue of his oversight experience as the former Chief Executive Officer of Inland and the head of Ispat International’s North American operations, both companies having a health, environment and safety risk profile similar to SunCoke’s steel industry customers.

James E. Sweetnam Age: 61 Committee Membership: Audit, Compensation

Mr. Sweetnam was elected as a director of SunCoke Energy, Inc. in January 2012. Mr. Sweetnam served as President, Chief Executive Officer and a director of Dana Holding Corporation, or Dana (a motor vehicle parts supplier), from July 2009 until November 2010. From 1997 until June 2009, Mr. Sweetnam served in senior management positions at Eaton Corporation, or Eaton (a global diversified power management company), including as President of the Truck Group from 2001 until June 2009. Prior to joining Eaton, Mr. Sweetnam spent 10 years with Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) in a variety of senior management positions. He currently serves on the Board of Directors of LMI (a private, not-for-profit corporation that provides management consulting, research and analysis to governments and other nonprofit organizations) and is a member of its Audit and Governance Committees. From February 2007 until its acquisition by Berkshire Hathaway Inc. in September 2011, Mr. Sweetnam served as a director of Lubrizol Corporation (a specialty chemicals company) and as a member of its Audit, Nominating and Governance and Organization and Compensation Committees. Mr. Sweetnam is currently a member of the faculty of the Ross School of Business at the University of Michigan.

Mr. Sweetnam is an experienced corporate executive with senior-level management experience, including service as Chief Executive Officer at Dana, with general operations, manufacturing and engineering experience and a background in international business development and management. Mr. Sweetnam also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at Eaton.

Continuing Directors — Term Expires in 2015

Frederick A. Henderson (Chairman) Age: 55 Committee Membership: Executive (Chair)

Mr. Henderson was elected as Chairman and Chief Executive Officer of SunCoke Energy, Inc. in December 2010. He also served as a Senior Vice President of Sunoco, Inc. (a transportation fuel provider with interests in logistics) from September 2010 until our initial public offering in July 2011. In July 2012, Mr. Henderson was named Chief Executive Officer and appointed as Chairman of the Board of Directors of SunCoke Energy Partners GP, LLC, the general partner of the publicly traded master limited partnership of which we are sponsor. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. Mr. Henderson is a director of Compuware Corp. (a technology performance company), where he serves as chair of its Audit Committee, and is a member of its Nominating/Governance and Advisory Committees. In addition, Mr. Henderson is a director of Marriott International, Inc. (a worldwide lodging and hospitality services company), where he serves as a member of the Audit Committee. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation and member of its Audit Committee.

Mr. Henderson, having worked for over 26 years at General Motors and over three years at SunCoke, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses diverse international experience (by virtue of his prior experience at General Motors, including his service as Vice President and Managing Director of General Motors do Brasil; Group Vice President and President of General Motors, Latin America, Africa and Middle East; President of General Motors Asia Pacific; and Chairman of General Motors Europe) and health, environment and safety experience (by virtue of his oversight experience at General Motors). Additionally, Mr. Henderson possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including Vice Chairman and Chief Financial Officer of General Motors).

Alvin Bledsoe Age: 66 Committee Membership: Audit (Chair)

Mr. Bledsoe was elected as a director of SunCoke Energy, Inc. in June 2011. From 1972 until his retirement from the firm in 2005, Mr. Bledsoe served in various senior roles at PricewaterhouseCoopers LLP, or PwC (an international accounting firm). He joined the Board of Directors of Crestwood Gas Services GP LLC (the general partner of Crestwood Midstream Partners LP, a master limited partnership in the natural gas industry), formerly Quicksilver Gas Services, in 2007. Following the October 2013 merger and subsequent related corporate restructuring between Crestwood Midstream Partners LP, Inergy, L.P. and Inergy Midstream, L.P., Mr. Bledsoe is now a director of Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP (a natural gas and crude oil logistics master limited partnership holding company), where he is chair of the Audit Committee. He also is a director of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP (a natural gas and crude oil logistics master limited partnership), where he is also chair of the Audit Committee. From May 2007 to August 2010, Mr. Bledsoe served as a member of the Archuelta County Colorado Financial Advisory Task Force.

Mr. Bledsoe is an experienced finance and public accounting executive, having spent his entire 33-year career with PwC. By virtue of his experience, Mr. Bledsoe is knowledgeable about finance, merger and acquisition transactions and major cost restructurings and possesses knowledge of the mining, utilities and energy industries. In addition, he brings relevant industry expertise, having served clients within these industry sectors and having served as the global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. While at PWC, Mr. Bledsoe also gained experience working with boards of directors by interfacing with the boards of directors of his clients.

Continuing Directors — Term Expires in 2016

Peter B. Hamilton Age: 67 Committee Membership: Compensation (Chair)

Mr. Hamilton was elected as a director of SunCoke Energy, Inc. in June 2011. Mr. Hamilton is the former Senior Vice President and Chief Financial Officer of Brunswick Corporation (a global designer, manufacturer and marketer of recreation products), a position he held from September 2008 until his retirement in February 2013. Mr. Hamilton returned to Brunswick Corporation in September 2008 after retiring from the company in 2007. He was President of the Life Fitness division of Brunswick Corporation from 2005 to 2006 and President of the Brunswick Boat Group from 2006 to 2007. He also served as Vice Chairman of the Board of Brunswick Corporation from 2000 until his initial retirement in 2007. Mr. Hamilton has served on the Board of Directors of Spectra Energy Corp. (a natural gas and crude oil infrastructure company) since 2007, where he currently chairs the Audit Committee and is a member of the Corporate Governance Committee. He joined the Board of Directors of Oshkosh Corporation (a designer, manufacturer and marketer of specialty vehicles and vehicle bodies) in 2011 and is the chair of its Human Resources Committee and a member of its Audit Committee. Mr. Hamilton currently serves as a director of the American Arbitration Association and as a trustee of the James S. Kemper Foundation.

Mr. Hamilton is an experienced corporate executive with a background in management, law, finance and government. Prior to joining Brunswick, Mr. Hamilton served in various positions at Cummins Inc., or Cummins (a diesel and natural gas engine designer, manufacturer and distributor), including Chief Financial Officer. Prior to his tenure at Cummins, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government and was an officer in the U.S. Navy.

Karen B. Peetz Age: 58 Committee Membership: Audit, Governance

Ms. Peetz was elected as a director of SunCoke Energy, Inc. in January 2012. Ms. Peetz is President of The Bank of New York Mellon Corporation, or BNY Mellon (a global financial services company), and oversees that company’s global client management, regional management, human resources functions and its treasury services business. She also leads BNY Mellon’s strategic growth and global innovation efforts. She has served in that role since January 2013. From June 2008 until her appointment as President in January 2013, Ms. Peetz was a Vice Chairman at BNY Mellon and led its Financial Markets and Treasury Services group. From March 1998 until May 2008, Ms. Peetz served in senior management positions at BNY Mellon, including as Executive Vice President of the Corporate Trust Division from May 2003 until May 2008. Ms. Peetz is the chairperson for BNY Mellon’s Women’s Initiatives Network, which acts as a global resource for the professional development and advancement of women who work at BNY Mellon through chapters in 50 locations globally. She also serves on BNY Mellon’s Diversity Council. Before joining BNY Mellon, Ms. Peetz spent 16 years with JPMorgan Chase (a global financial services company) in a variety of sales and business management positions. Ms. Peetz is a member of the Financial Services Roundtable and is on the Board of Directors of the Private Export Funding Corporation. Ms. Peetz is a member of the Board of Trustees of the American Red Cross in Greater New York Region. She is also the former Chair of Pennsylvania State University’s Board of Trustees, and former Chair of the Board for United Way of New York City.

Ms. Peetz is an experienced executive who has spent over 31 years in the financial services industry with global business line responsibility. As a senior-level executive at BNY Mellon, Ms. Peetz has strategic planning, business development and managerial responsibilities.

John W. Rowe Age: 68 Committee Membership: Compensation, Governance

In January 2012, Mr. Rowe was elected as a director of SunCoke Energy, Inc., effective April 1, 2012. On March 12, 2012, Mr. Rowe retired as Chairman, Chief Executive Officer and director of Exelon Corporation, or Exelon (an electric utility company), and as a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He served as a director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He served as Chairman and Chief Executive Officer of Exelon since April 2002. At various times since 2000, he also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is a director of Northern Trust Corporation (an international financial services company), where he serves as Lead Director, chair of its Corporate Governance Committee and as a member of its Compensation and Benefits and Executive Committees. Mr. Rowe also joined the Board of Directors of The Allstate Corporation (an insurance company) in 2012 and serves as a member of its Compensation and Succession Committee and its Nominating and Governance Committee. In October 2013, Mr. Rowe was elected to the board of directors of American DG Energy, Inc. (a supplier of low-cost energy to customers through distributed power generating systems). Effective December 31, 2011, Mr. Rowe retired as a director of Sunoco, Inc. (a transportation fuel provider with interests in logistics) and as chair of its Corporate Responsibility Committee and as a member of its Compensation and Executive Committees. Mr. Rowe finished his term as Chairman of the Illinois Institute of Technology in 2013. He currently serves as President of the Wisconsin Alumni Research Foundation, Chairman of the Field Museum and a board member of the Illinois Holocaust Museum and the Morgridge Institute for Research.

Mr. Rowe, with nearly 30 years of experience with electric utility companies in various positions, including serving as Chief Executive Officer of Exelon, has senior management-level experience and general operations and manufacturing experience. Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as health, environment and safety oversight experience. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his position as Chief Executive Officer at Exelon and prior business experience and education.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are each composed entirely of independent directors. Our Executive Committee is composed of one employee director and one independent director.

The following table shows the current membership of our Committees:

Name	Executive	Audit	Compensation	Governance
Frederick A. Henderson	✓*
Robert J. Darnall	✓			✓*
Alvin Bledsoe		✓*
Peter B. Hamilton			✓*
Karen B. Peetz		✓		✓
John W. Rowe			✓	✓
James E. Sweetnam		✓	✓

*	Denotes Committee Chair

Meeting Attendance

The Board of Directors held six regular meetings and one special meeting in fiscal 2013. Each director who served in fiscal 2013 attended 100% of the meetings of the Board of Directors and at least 84% of the meetings of the Committees on which he or she served during the periods that he or she served in fiscal 2013.

Executive Committee

The Executive Committee is composed of Messrs. Henderson and Darnall and is chaired by Mr. Henderson. The Executive Committee exercises the powers and authority of the Board of Directors to direct the business and affairs of SunCoke Energy in intervals between meetings of the Board of Directors and to implement the policy decisions of the Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting. There were no meetings of the Executive Committee in fiscal 2013.

The Board of Directors has adopted a written charter for the Executive Committee, which is available on our corporate website at www.suncoke.com.

Audit Committee

The Audit Committee is composed of Messrs. Bledsoe and Sweetnam and Ms. Peetz. It is chaired by Mr. Bledsoe. The Board of Directors has determined that Messrs. Bledsoe and Sweetnam and Ms. Peetz are independent directors for purposes of serving on an audit committee under applicable SEC and New York Stock Exchange (or NYSE) requirements. The Board of Directors also has determined that Messrs. Bledsoe and Sweetnam and Ms. Peetz are financially literate and have accounting or related financial management expertise as required by the applicable rules of the NYSE and qualify as “audit committee financial experts” as defined by the applicable rules of the SEC.

The Audit Committee assists the Board of Directors in (1) the appointment, evaluation and compensation of the Company’s independent auditor, (2) the review and monitoring of the Company’s financial statements and disclosures, (3) pre-approval of audit services, internal control-related services and permitted non-audit services, (4) oversight and monitoring of the Company’s internal audit function and independent auditors and (5) monitoring compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.suncoke.com. The Audit Committee met eleven times in fiscal 2013.

Compensation Committee

The Compensation Committee is composed of Messrs. Hamilton, Rowe and Sweetnam and is chaired by Mr. Hamilton. The Compensation Committee is responsible for the approval, evaluation and oversight of all compensation plans, policies and programs for the executive officers and certain other employees of SunCoke Energy and its subsidiaries. The Compensation Committee also has sole authority over the appointment, evaluation and compensation of any independent compensation consultant it uses in the evaluation of executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.suncoke.com. The Compensation Committee met four times in fiscal 2013.

Governance Committee

The Governance Committee is composed of Messrs. Darnall and Rowe and Ms. Peetz and is chaired by Mr. Darnall. The Governance Committee (1) assists the Board in identifying individuals qualified to become Board members, (2) recommends to the Board director nominees to be considered by stockholders, (3) recommends Corporate Governance Guidelines to the Board, (4) leads the Board in its annual review of Board performance, (5) recommends to the Board nominees for each Board committee, and (6) reviews the form and amount of director compensation and makes recommendations to the Board regarding the Company’s director compensation program.

The Board of Directors has adopted a written charter for the Governance Committee, which is available on our corporate website at www.suncoke.com. The Governance Committee met three times in fiscal 2013.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our directors was also an executive officer.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who served as a director during the fiscal year is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

The current leadership structure of the Board of Directors includes our Chairman and Chief Executive Officer and an independent Lead Director. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee acts in the role of Lead Director.

The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is the most appropriate for SunCoke Energy at this time. Having one person as Chairman and Chief Executive Officer provides unified leadership and direction to SunCoke Energy and strengthens the ability of the Chief Executive Officer to develop and implement strategic initiatives and respond efficiently in crisis situations. The Board of Directors also believes the combination of the Chairman and Chief Executive Officer positions is appropriate in light of the substantial independent oversight provided by the Board of Directors.

The Lead Director’s duties are described in our Corporate Governance Guidelines and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present and (2) the authority to preside at executive sessions of the independent directors. The Lead Director also provides advice and counsel, as needed, to the Chairman and Chief Executive Officer on various strategic issues and Board of Directors and Committee matters. In addition, the Lead Director leads the Board of Directors and Committee self-evaluation process and leads the independent directors in an annual evaluation of the Chief Executive Officer.

Except for our Chief Executive Officer, Mr. Henderson, the Board of Directors is composed entirely of independent directors. The Audit, Compensation and Governance Committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chairman and Chief Executive Officer.

Director Qualifications

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director nominees. Director nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board of Directors also considers ethnic and gender diversity. Directors also are expected to devote sufficient time and effort to their duties as a member of the Board of Directors.

Risk Oversight

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing SunCoke Energy’s risks, including our Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors.

While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls, and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. We believe that the leadership structure of our Board of Directors supports its effective oversight of our risk management.

Executive Sessions

The independent directors met in executive sessions separate from management six times during fiscal 2013. The Lead Director presides at executive sessions of the independent directors.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: (1) Board of Directors composition and director qualifications, (2) operations of the Board of Directors, (3) responsibilities of the Board of Directors and (4) Committee structure and responsibilities. The Corporate Governance Guidelines are posted on our corporate website at www.suncoke.com.

Related Person Transactions

Policy and Procedures for the Review of Related Person Transactions

The Board of Directors has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which we are a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director nominees, owners of more than five percent of our common stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board of Directors or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Director Attendance Policy

Directors are expected to attend Board of Directors meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders. All the directors attended our annual meeting of stockholders in fiscal 2013.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board of Directors. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.suncoke.com.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board of Directors or to any specific member of the Board of Directors, including the Lead Director, by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Lead Director, c/o the Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board of Directors may communicate those concerns to the Audit Committee or its Chair, c/o the Corporate Secretary, using the address indicated above.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board of Directors. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board of Director’s requirements at the time, consideration of the candidate’s independence as measured by the Board of Director’s independence standards and any other considerations that the Governance Committee deems appropriate. Candidates should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. Ethnic and gender diversity also are considered. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board of Directors. The Board of Directors makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms, or third-party consultants.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders.

Annual Retainer

The current annual retainer for our independent directors is comprised of $65,000 in cash and $100,000 in our common stock. The Lead Director, all Committee Chairs and all Audit Committee members receive an additional annual retainer for their service. The table below summarizes the structure of our independent director compensation program:

BOARD SERVICE
Annual Retainer (Cash Portion)	$65,000
Annual Retainer (Stock Portion)	$100,000

COMMITTEE SERVICE
Annual Lead Director Retainer	$25,000
Annual Committee Chair Retainers:
• Audit Committee Chair	$20,000
• Compensation Committee Chair	$15,000
• All Other Committee Chairs	$10,000
Annual Audit Committee Member Retainer	$10,000

Retainer Stock Plan

The SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, or Retainer Stock Plan, provides for the payment of a portion of the independent directors’ annual retainer in the form of our common stock. The Retainer Stock Plan also allows each independent director to elect to receive payment of all or a portion of his or her cash retainer(s) in the form of our common stock. Payments pursuant to the Retainer Stock Plan are made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in our common stock by the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Deferred Compensation Plan

The SunCoke Energy, Inc. Directors’ Deferred Compensation Plan, or Directors’ Deferred Compensation Plan, permits independent directors to defer a portion of their stock and cash compensation. Payments of compensation deferred under the Directors’ Deferred Compensation Plan will be made at, or commence on, January 15 of the calendar year following the calendar year in which an independent director ceases to provide services to SunCoke Energy, with any successive annual installment payments to be made no earlier than January 15 of each such year. Each independent director has the option to designate his or her deferred compensation as share units, cash units or a combination of both. Cash units accrue interest at a rate set annually by the Governance Committee. A share unit is treated as if it were invested in shares of our common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own the lesser of (i) 15,000 shares of our common stock or (ii) shares of our common stock with a market value equal to at least five times the independent director’s annual cash retainer, in either case within five years of joining the Board of Directors. Share units credited to an independent director under the Directors’ Deferred Compensation Plan count toward these guidelines.

Director Compensation Table

The following table sets forth the compensation for our independent directors in fiscal 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Darnall	$100,000	$100,000	—	—	—	—	$200,000
Alvin Bledsoe	$ 85,000	$100,000	—	—	—	—	$185,000
Peter B. Hamilton	$ 82,500	$100,000	—	—	—	—	$182,500
Karen B. Peetz	$ 75,000	$100,000	—	—	—	—	$175,000
John W. Rowe	$ 65,000	$100,000	—	—	—	—	$165,000
James E. Sweetnam	$ 72,500	$100,000	—	—	—	—	$172,500

(1)	The amounts in this column include all retainer and meeting fees paid or deferred pursuant to the Directors’ Deferred Compensation Plan. Ms. Peetz and Mr. Sweetnam deferred their cash compensation into the Directors’ Deferred Compensation Plan.
(2)	The amounts in this column represent the grant date fair value of the stock retainer payments paid to each director in fiscal 2013 as of the date of each quarterly payment, calculated pursuant to FASB ASC Topic 718. The number of shares granted to each non-employee director was determined by dividing the $25,000 quarterly stock retainer payment by the average closing price of a share of common stock for the ten trading days preceding the date of grant. Ms. Peetz and Messrs. Bledsoe, Darnall, Sweetnam and Rowe deferred their awards into the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2013.

Members of the Compensation Committee

Peter B. Hamilton (Chair)

John W. Rowe

James E. Sweetnam

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the 2013 compensation and benefits programs for our named executive officers, or NEOs. Our NEOs for 2013, which consist of those executive officers who appear in the Summary Compensation Table, were (1) Frederick A. Henderson, our Chairman and Chief Executive Officer; (2) Michael J. Thomson, our President and Chief Operating Officer; (3) Mark E. Newman, our Senior Vice President and Chief Financial Officer; and (4) Denise R. Cade, our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer.

The CD&A is organized into six sections:

•	Section 1 — Executive Summary

•	Section 2 — Our Compensation Philosophy

•	Section 3 — Elements of Executive Compensation

•	Section 4 — Role of Management, Compensation Consultants and Use of Market Data

•	Section 5 — Pay Mix, Opportunity and Leverage

•	Section 6 — Other Compensation Information

Section 1 — Executive Summary

2013 Business Highlights

•

During 2013, our domestic cokemaking business maintained its momentum and delivered solid performance, with many facilities exceeding 100 percent capacity utilization. We made substantial progress refurbishing our Indiana Harbor cokemaking facilities and signed a 10-year contract renewal with our customer at this facility, which provides for a return on our refurbishment capital.

•

In January 2013, we completed the initial public offering (“IPO”) of SunCoke Energy Partners, L.P., a master limited partnership (“MLP”), which holds a 65% interest in two of our newest cokemaking facilities. We created this MLP to highlight the consistent earnings generating ability of our cokemaking business model and benefit from the lower cost of capital typically recognized by MLPs. SunCoke is the general partner of the MLP and owns approximately 56% of the limited partnership units outstanding.

•

In March 2013, we launched VISA SunCoke, a cokemaking joint venture with VISA Steel in India. VISA SunCoke operates a 440,000 ton heat recovery cokemaking facility and associated steam generation units in Odisha, India.

•

In the second and third quarters of 2013, the MLP entered into the coal logistics business through the acquisition of Lakeshore Coal Handling Corporation and Kanawha River Terminals LLC, respectively. These acquisitions resulted in the formation of our new “Coal Logistics” business segment.

•

We made progress on the permitting of a potential new cokemaking facility in the U.S. and expect to receive the final construction and operating permit in the first half of 2014. Once the final permit is received, we will seek customer commitments for the output of this potential new plant before beginning construction.

•	We implemented significant plans to reduce costs and increase productivity in our coal mining operations to counteract the continued deteriorating market conditions in this sector of our business.

•	During the one-year period from December 31, 2012 through December 31, 2013, we generated a Total Shareholder Return of 46.3%.

2013 Compensation Highlights

•

We conducted our second annual “say-on-pay” vote in 2013, which received a favorable vote of more than 96% of the votes cast. Our 2013 executive compensation approach was in line with the 2012 approach approved by our stockholders. We consider this strongly positive majority to be an endorsement of our pay programs and therefore have not made significant changes as a result of the say-on-pay vote.

•

We amended our Insider Trading Policy to add provisions prohibiting employees, officers and directors of the Company from pledging Company stock as collateral for any loan, or depositing any Company stock in a margin account.

•

We adopted a formal recoupment, or “clawback,” policy, effective January 1, 2014, that provides a mechanism to recoup bonuses and equity awards from executives for at least the three-year period prior to certain specified triggering events, which include financial restatements, violations of Company policy and acts that damage the Company’s business or reputation.

•	We re-evaluated our compensation peer group to better align with SunCoke’s revenue and market capitalization and replace companies that are no longer publicly traded.

•

We incorporated performance share units into our long-term incentive program to complement the use of stock options and restricted stock to certain senior executives, including our NEOs. Senior executives now have the opportunity to earn a payout if the Company achieves certain pre-determined goals relative to financial metrics over a three-year performance period.

Section 2 — Our Compensation Philosophy

The principles of our compensation strategy are tied to increasing stockholder value over the long-term and are as follows:

•

Our compensation structure has a strong performance orientation, with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility.

•	Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance.

•	The market is defined by reference to general industry and energy services companies, as well as a specific peer group.

•	Leadership compensation is aligned with stockholders’ interests, and leadership will be rewarded when the interests of stockholders are advanced.

•	The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers.

•	We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

Below we summarize certain executive compensation practices — both the practices we have implemented and the practices we have not implemented.

What We Do	What We Don’t Do

✓    Tie a high percentage of executive pay to performance

✓    Establish measurable goals and objectives in the beginning of the performance period for performance-based grants

✓    Structure our compensation programs to avoid incentives to take excessive risk

✓    Maintain “double-trigger” vesting provisions on severance and equity upon a change in control

✓    Review total compensation opportunity when making executive compensation decisions

✓    Require our executive officers and directors to hold Company stock pursuant to robust stock ownership guidelines

✓    Prohibit the following activities by executive officers or directors:

•    Hedging transactions, and/or short sales involving Company stock

•    Pledging Company stock, or depositing or holding Company stock in a margin account

✓    Rely on the advice of an independent compensation consultant who provides no other services to the Company

✓    Have a recoupment, or “clawback” policy

×   No perquisites (absent a compelling business reason)

×   No tax gross-ups on change in control, or on perquisites

×   No re-pricing or cash buyout of out-of-the-money stock options

×   No dividends or dividend equivalents on unearned performance share units

×   No employment contracts

×   No separate change in control agreements

×   No inclusion of the value of equity awards in pension or severance calculations

Section 3 — Elements of Executive Compensation

Our 2013 compensation program emphasized performance-based compensation that promoted the achievement of short- and long-term business objectives that were aligned with our business strategy and rewarded performance when those objectives were met. The basic elements of our compensation program are as follows:

Base Salary: Base salary is intended to provide a certain level of fixed cash pay that compensates an executive for his or her job performance and reflects the scope and level of responsibility. Competitive salary helps to recruit and retain executives.

Annual Cash Incentives: Annual cash incentives are paid after the end of each year based on the level of attainment of performance goals. This component, which could have resulted in a payment of 0-200% of target opportunity for 2013, promotes achievement of our short-term business objectives. The use of five corporate metrics, which include financial, safety and environmental measures, provides a holistic view of performance, which balances financial and operational performance while limiting reliance on any one metric which could encourage excessive risk-taking.

Long-Term Incentives: These awards are designed to provide a strong incentive for executives to pursue business strategies intended to increase our stock price and thus provide strong alignment with stockholders’ interests. These awards also promote executive retention. Generally, when equity is awarded, restricted share units and stock options vest ratably over three years. In addition, the performance share units granted in 2013 will vest on the third anniversary of the date of grant, provided that certain performance goals are met.

Section 4 — Role of Management, Compensation Consultants and Market Data

The CEO reviews the performance of named executive officers other than himself and makes recommendations to the Compensation Committee with respect to their compensation, including salary, annual cash incentive opportunities and grants of long-term incentive awards. The Compensation Committee approves the compensation of these executives after considering the CEO’s input and recommendations, and its own judgment of each executive’s performance during the period.

Each year, the Board of Directors establishes measurable performance goals and objectives for the CEO and the Company, and reviews and evaluates the CEO’s performance in light of these goals and objectives. The Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO, based upon the Board’s review and assessment of the CEO’s performance. In its review of the incentive components of CEO compensation, the Committee also may consider a number of factors, including, but not limited to the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Board then makes a determination regarding CEO compensation, after considering the Committee’s recommendations. The Compensation Committee and the CEO also discuss the financial metrics to be used to measure the performance of the Company and its business segments. The CEO attends Compensation Committee meetings but is not present for, and does not participate in, discussions concerning his own compensation.

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. Since 2011, the Compensation Committee has retained Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to provide advice on executive compensation matters. Pursuant to the NYSE listing standards, the Committee regularly reviews the consultant’s independence relative to key factors, including: (i) whether the consultant provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Compensation Committee; (v) ownership of SunCoke stock and (vi) any personal or business relationships with executive officers. Based on its assessment, the Committee concluded that CAP is independent and that no conflicts of interest exist.

CAP provides advice on emerging trends, competitive pay levels and regulatory developments as they relate to executive compensation. CAP’s services included evaluating our NEO total compensation competitive positioning, developing our 2013 peer group, assisting in our long-term incentive plan design, assessing potential risks in our incentive plans and assisting in the preparation of this Compensation Discussion and Analysis. CAP performs no other work for SunCoke Energy.

We operate in a relatively unique sector of the industry, with no public companies that are direct competitors. The market data that the Compensation Committee considers when making executive compensation decisions is based in part on information from a nationally recognized survey conducted by Towers Watson. During 2013, the SunCoke Energy survey data was a blend of general industry and energy services survey data for companies with revenue of between approximately $1 billion and $3 billion.

To supplement the survey data when making compensation decisions in 2013, management recommended, and the Compensation Committee approved, a peer group of 18 companies to be used to supplement the survey data. Our peer group reflects companies that align with SunCoke’s business, and with which we compete for executive talent and for customers. Our peer group also includes companies to which investors look for alternative investments (companies with which we compete for investment capital) and companies with a size comparable to ours in terms of revenue and market capitalization. The companies in our 2013 peer group are:

• Airgas, Inc.	• Ferro Corporation
• AK Steel Holding Corporation	• Globe Specialty Metals, Inc.
• Albemarle Corporation	• GrafTech International Ltd.
• Allegheny Technologies Incorporated	• Koppers Holdings Inc.
• AM Castle & Co.	• Martin Marietta Materials, Inc.
• Cabot Corporation	• Materion Corporation
• Carpenter Technology Corporation	• Vulcan Materials Company
• Cloud Peak Energy Inc.	• Worthington Industries, Inc.
• CONSOL Energy Inc.	• W. R. Grace & Co.

This peer group was changed from our 2012 peer group, in order to better align our revenue and market capitalization with that of our peers. The revised 2013 peer group revenues range from $705 million to $6 billion, with a median of $2 billion. Reliance Steel & Aluminum Co, CVR Energy Inc., Steel Dynamics Inc., Cliffs Natural Resources Inc. and Rockwood Holdings Inc. were removed from the 2012 peer group because they were outside the range of comparability. Patriot Coal Corporation and Nalco Holdings Company were also removed from the 2012 peer group since they are no longer publicly traded. These companies were replaced in the 2013 peer group with Carpenter Technology Corporation, Koppers Holdings Inc., Cloud Peak Energy Inc., AM Castle & Co. and Materion Corporation, all of which are within the range of comparability.

Section 5 — Pay Mix, Opportunity and Leverage

The targeted total direct compensation opportunity for each NEO in 2013 was based on the NEO’s annual salary rate, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. In making its 2013 decisions, the Compensation Committee considered both the survey data and peer group data. The Compensation Committee retained the flexibility to adjust compensation levels based upon other factors such as individual experience and performance. Based upon its review, the Compensation Committee decided to adjust the 2013 compensation levels for Ms. Cade and Messrs. Thomson and Newman in order to provide better alignment of their compensation levels to both survey and peer group data. Following these adjustments, the 2013 targeted total compensation for these NEOs was generally within 10 percent of the median of both the peer group data and the general survey data.

The Compensation Committee also made adjustments to Mr. Henderson’s compensation. As a result, Mr. Henderson’s total compensation was 10 percent above the median of the peer group data and 20 percent above the median of the general survey data. The Compensation Committee felt that the deviation from the median in each case reflected his exceptional experience gained over 26 years at General Motors Company, culminating in his role as a CEO. Mr. Henderson’s business background includes general operations, manufacturing and marketing expertise, as well as senior-level strategic planning, business development, managerial experience and management development and compensation experience. Mr. Henderson also has diverse international experience, critical to our international operations, and health, environment and safety experience, critical to our operational mission.

As discussed earlier, our philosophy is to drive a performance oriented culture. To this end, performance-based compensation makes up a meaningful portion of each executive’s compensation as demonstrated in the chart below. We consider the compensation we pay through annual cash incentives under the Annual Incentive Plan, or AIP, and long-term equity grants under the Long-Term Performance Enhancement Plan, or LTPEP, to be performance-based.

Note: The target long-term equity awards for the NEOs shown in the charts above are based on the annual target award amounts.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on setting base salaries at the median of the market data, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, prior experience, internal equity and the competitive market at the time of recruiting. In its annual review of the competitiveness and appropriateness of compensation paid to the NEOs, the Compensation Committee determined that the following salary adjustments would be made, effective March 1, 2013: Ms. Cade’s annual base salary was increased from $350,000 to $365,000, and the base salaries for Messrs. Henderson, Thomson and Newman were increased from $925,000, $475,000, and $460,000 to $975,000, $510,000 and $475,000, respectively.

Annual Cash Incentive Awards

Overview: The NEOs participated in our AIP, which is a performance-based annual cash incentive plan designed to promote the achievement of our short-term business objectives by providing competitive incentive opportunities to senior executives who can significantly impact our performance. The AIP works in conjunction with the Senior Executive Incentive Plan, or SEIP, which acts as an overlay to the AIP and sets a performance-based ceiling on the bonuses paid under the AIP so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. For 2013, the SEIP covered all NEOs other than Mr. Newman (as CFO, he is not subject to Section 162(m)). With Adjusted EBITDA as the performance metric, the Compensation Committee established a bonus pool under the SEIP equal to 5% of Adjusted EBITDA, with Mr. Henderson eligible for a bonus opportunity of 50% of the bonus pool and each of Mr. Thomson and Ms. Cade eligible for a bonus opportunity of 25% of the bonus pool. As discussed below, the Compensation Committee also established performance goals for each NEO pursuant to the AIP and exercised its discretion to adjust the SEIP bonus pool amounts on the basis of achievement of the AIP criteria and pursuant to the terms of the AIP.

The payout under the AIP for each NEO is based on a combination of financial and operating goals, as well as individual performance. An executive’s annual incentive payment, if any, may not exceed 200% of his or her target incentive opportunity and is determined by the following formula:

Base Salary x Target Incentive Opportunity x Company Payout Factor (0-200%) x

Individual Performance Factor (0-150%) = Payout

Target Incentive Opportunity: Each executive has a target incentive opportunity that is expressed as a percentage of salary. The 2013 target incentives for our NEOs were as follows: Mr. Henderson: 110%; Mr. Thomson: 75%; Mr. Newman: 70%; and Ms. Cade: 60%. The targets for Mr. Henderson and Ms. Cade did not change from 2012. The respective targets for Messrs. Thomson and Newman each were increased by 5% to better align their respective compensation with comparable roles contained in the survey and peer group data.

Performance Criteria: For 2013, the AIP used the following corporate performance goals:

Metric	Weighting	Rationale
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adj. EBITDA)	50%	Adjusted EBITDA was selected as the primary measure since we believe it best aligns with key measures of our business strategy and strongly correlates with stockholder value creation.
Pre-Tax Return on Invested Capital (Pre-Tax ROIC)	10%

Pre-Tax ROIC assesses how effectively we use the capital invested in our operations and how much value we create. Pre-Tax Return on Invested Capital (ROIC) is defined as Adjusted EBITDA less depreciation expense plus net income attributable to non-controlling interests divided by average invested capital (stockholders’ equity plus total debt net of cash and cash equivalents).

Operating Cash Flow	10%	Operating cash flow measures the cash generated by our business activities. The cash generated by our business activities includes receipts from customers and is reduced by payments for operating expenses.

Safety Performance	15%	Safety performance consists of two metrics: (i) the Coke Plant Safety Rate (75% weighting) and (ii) the Mining Safety Rate (25% weighting), both of which are measured using the regulatory (Occupational Safety and Health Administration and Mine Safety and Health Administration) Recordable Incident Rate (actual recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked).

Environmental Performance	15%	Environmental performance is determined by a comprehensive assessment of (i) the number and magnitude of “deviations,” which are defined as noncompliance with an Environmental Protection Agency air permit term, and (ii) various other factors, including entry of a Consent Decree at our Haverhill and Granite City locations, satisfactory progress to resolve notices of violation and improved venting levels. In conducting its assessment of these factors, the Compensation Committee does not use a formulaic approach, but applies its judgment as to whether and at what level they have been satisfied.

The 2013 performance metrics and weighting for the AIP were the same as those used in 2012, except that operating cash flow, or OCF, was substituted for free cash flow. OCF measures net cash provided by operations and, in that sense, reflects the cash component of income. We believe that OCF more specifically captures the effort that executives devote to working capital and credit management. As a growth-oriented enterprise, cash flow generated internally from operations reduces our need for external financing and provides us the flexibility to pursue opportunities that enhance shareholder value.

The following table sets forth the quantitative performance goals for 2013 and the achievement factors based on a percentage of target. The threshold or 0% achievement is typically set at a level which would represent minimum acceptable performance by the Company in the context of the business conditions and other challenges facing the Company. The target or 100% achievement is set at a level which would represent performance that is more demanding, but still reasonably attainable. The maximum or 200% achievement is set at a level which would represent extraordinary performance.

Achievement Factor*
Performance Goal	0%	85%	100%	115%	200%
Adjusted EBITDA**	<$168,600,000	$209,500,000	$224,800,000	$235,000,000	>$281,000,000
Pre-Tax ROIC	<6.5%	10.00%	11.40%	12.30%	16.30%
Operating Cash Flow	<$100,000,000	$130,000,000	$140,000,000	$150,000,000	$180,000,000
Coke Plant Safety Rate	>1.50	1.50	1.00	0.85	≤0.60
Mining Safety Rate	>3.50	3.35	2.95	2.8	<2.70

*	The achievement factors for results falling between the percentages set forth above are determined by straight line interpolation.
**	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with our customers of a portion of our nonconventional fuel tax credits, which reduces our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment.

The following chart sets forth each performance goal, the weighting of each goal, the actual performance, the achievement factor and the resulting payout factor:

Performance Goal	% Weighting	Actual Performance	Achievement Factor	Company Payout Factor
Adjusted EBITDA	50%	$215,100,000	91%	45%
Pre-Tax ROIC	10%	10.0%	84%	8%
Operating Cash Flow	10%	$151,300,000	119%	12%
Safety*	15%	N/A	160%	24%
Environmental**	15%	N/A	110%	17%
Total Payout Factor				106%

*	Based on the weighted average of actual performance: Coke Plant Safety of 0.76 (146% payout) and Mining Safety Rate of 1.62 (200% payout).
**	Based on achieving improvement in resolving notices of violation and exceeding goals related to deviations and venting levels.

After the end of the fiscal year, the Compensation Committee determines the Company payout factor against the pre-established performance targets. In determining the total payout factor for 2013, the Compensation Committee excluded the effects of extended payment terms provided to AK Steel (See Item 7 of the Company’s 2013 Annual Report on Form 10-K, for a complete description) and the impact of acquisitions made during the year, resulting in a total company payout factor of 110%.

Individual performance is also a component of the annual cash incentive. Concurrent with the determination of the Company component, the CEO reviews the individual contributions of the NEOs against their individual goals that were set at the beginning of the year. Based on this review, the CEO makes a recommendation to the Compensation Committee regarding the individual component and the resulting total award for each of the other NEOs. Based upon the Board’s review and assessment of the CEO’s performance, the Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO.

As a result of factors relating to the successful implementation of the MLP, and two strategic acquisitions, the Compensation Committee granted bonuses to Ms. Cade and Mr. Newman that reflected the attainment of individual performance goals at a 105% level. As a result of factors relating to the Company’s satisfactory financial and operational performance, a total shareholder return of 46%, strengthened customer relationships including renewal of the customer contract at our Indiana Harbor cokemaking facility, the successful establishment and operation of the MLP, and two strategic acquisitions, the Compensation Committee granted bonuses to Messrs. Henderson and Thomson that reflected the attainment of individual performance goals at a 100% level.

The total bonus amounts paid to each NEO for 2013 were: Mr. Henderson: $1,182,324; Mr. Thomson: $416,983; Mr. Newman: $380,294; and Ms. Cade: $253,497.

Long-Term Performance Enhancement Plan (LTPEP)

Equity awards under the LTPEP are designed to align the executives’ compensation with the interests of stockholders by creating a direct linkage between the executives’ rewards and stockholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. There are three elements to our long-term incentive program, defined as follows:

•

Stock Options. Stock options are a form of compensation that allows the executive to purchase SunCoke Energy common stock at a fixed price (typically the closing price on the date of grant), within a specified time period. The number of stock options granted is determined by dividing the value to be granted by the option’s value based on a Black-Scholes model. The options generally vest ratably over three years on each anniversary of the grant date.

•

Restricted Share Units. Restricted share units, or RSUs, represent rights to receive shares of Company common stock, conditioned upon continued employment with the Company through the end of the applicable restriction period. The number of RSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. RSU awards generally vest ratably over three years on each anniversary of the grant date. However, the Compensation Committee has the discretion to authorize awards that provide for “cliff” vesting of the entire award only at the end of a multi-year restriction period.

•

Performance Share Units. Performance share units, or PSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon the attainment of performance goals established by the Compensation Committee for the applicable performance period as well as the participant’s continued employment with SunCoke. The number of PSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. The two performance metrics for the February 2013 grants were: (1) percentile ranking for the Company’s three-year total shareholder return, or TSR, average versus that of the S&P 600; and (2) the Company’s average three-year pre-tax return on capital invested in our cokemaking operations, or “ROIC.” Each of these metrics is equally weighted. The February 2013 grants have a three-year performance period, ending on December 31, 2015. The Compensation Committee determines the level of achievement of the goals after the end of the performance period. The level of payout of the PSUs varies from zero to 200%, although the Compensation Committee retains the discretion to reduce, but not to increase, the ultimate level of payout of such awards.

Our long-term incentive awards are subject to other terms and conditions set forth in the applicable award agreements. For 2013, the Compensation Committee made the following equity awards to the NEOs:

Name	Stock Options	RSUs	PSUs	Total Award Value
Mr. Henderson	231,250	62,878	62,878	$3,657,827
Mr. Thomson	41,563	15,068	12,915	$751,330
Mr. Newman	33,542	12,160	10,423	$606,341
Ms. Cade	18,375	6,662	5,710	$332,176

For the NEOs other than Mr. Henderson, the allocation was 35% stock options, 35% RSUs and 30% PSUs. For Mr. Henderson, the allocation was 40% stock options, 30% RSUs and 30% PSUs.

Section 6 — Other Compensation Information

Perquisites

We do not provide our NEOs with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance or tax preparation. The Company may reimburse relocation costs for newly retained or relocated NEOs.

Sign-On Compensation

As part of their hiring packages, certain NEOs were eligible for sign-on awards. These sign-on awards were used to assist in recruiting the executives to replace value forfeited when they left their former employers. Mr. Newman is the only NEO who received any payment in 2013 relating to a sign-on award. He was hired on March 28, 2011 and was paid $190,000 at hire, $150,000 on March 28, 2012, and an additional $150,000 on March 28, 2013. There are no additional sign-on awards to be paid to any of the NEOs.

Stock Ownership Guidelines

Under our stock ownership guideline, our executives are required to maintain direct ownership in our common stock in the following amounts:

CEO: Five times annual base salary

Senior Vice Presidents and above: Three times annual base salary

Vice Presidents: One times annual base salary

These guidelines were effective January 1, 2012, and an executive has five years to comply, with the expectation that the executive will accumulate approximately 20% each year. The number of shares required to be owned by each executive is determined by dividing the applicable salary amount described above by $17.39, the average high and low price of our stock on July 21, 2011, the date of our IPO. Outstanding stock options (vested and unvested) as well as unearned performance-based restricted share units do not count toward these guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans, count toward these guidelines.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits short sales of Company stock, as well as the purchase, sale, or exercise of any puts, calls, or other options (other than options granted pursuant to any incentive compensation plan of the Company) on Company stock, or “hedging.” In July 2013, we amended our Insider Trading Policy to also add provisions prohibiting employees, officers and directors of the Company from pledging Company stock as collateral for any loan, or depositing any Company stock in a margin account.

Recoupment Policy

In July 2013, we adopted a formal recoupment, or “clawback,” policy, effective January 1, 2014, that allows for recoupment of incentive compensation, with a three-year look-back. Under this policy, if the Company restates its financial statements, or if an officer of the Company violates a Company policy or confidentiality covenant, or engages in conduct detrimental to the Company’s business or reputation, the Compensation Committee has the discretion to cancel outstanding awards of, or opportunities to receive, cash or equity incentive compensation and to recoup incentive compensation already paid or awarded to an officer during the three-year period preceding the date the restatement obligation was determined or the date of the officer’s misconduct.

Retirement Benefits

SunCoke 401(k) Plan

SunCoke Energy offers all of its employees, including the NEOs, the opportunity to participate in the SunCoke 401(k) Plan, formerly known as SunCoke Energy Profit Sharing and Retirement Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. Our employees may make elective contributions, and we make company contributions consisting of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and an employer contribution equal to 3% of eligible compensation. All NEOs are eligible to receive these contributions.

Savings Restoration Plan

The Savings Restoration Plan, or SRP, is an unfunded, nonqualified deferred compensation plan that is made available to participants in the SunCoke 401(k) Plan whose compensation exceeds the IRS limits on compensation that can be taken into account under that Plan ($255,000 for 2013). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each employee who elects to defer compensation and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction. These plans are described in detail in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life, travel and accident), death benefits and vacations and holidays.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and the three most highly compensated officers other than the chief financial officer unless the compensation qualifies as performance-based compensation. While base salary and time-based restricted share units by their nature do not qualify as performance-based compensation under Section 162(m), we have structured the stock options and the performance share units under the LTPEP and the annual incentive awards under the SEIP and AIP to so qualify. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in the best interests of SunCoke Energy and its stockholders.

Assessment of Risk Related to Compensation Practices

In February 2013, our Compensation Committee, in consultation with CAP, considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on SunCoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with SunCoke Energy’s risk management strategies. In the case of employees below the Senior Vice President level, salary is generally a significant portion of their compensation. In the case of the NEOs, annual cash incentive compensation awards were based on five different corporate metrics (which limited excessive reliance on any one metric), target goals were set at appropriate levels and payments were capped at 200% of target. Long-term incentive awards, which consist of stock options, restricted share units and performance share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements help further align the interests of executives with those of stockholders.

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Named Executive Officer	Year	Salary ($)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Frederick A. Henderson	2013	$965,385	$—		$2,270,327	$1,387,500	$1,182,324	$178,426	(5)	$5,983,962
Chairman and Chief	2012	$925,000	$—		$960,000	$2,238,367	$1,264,753	$90,280		$5,478,400
Executive Officer	2011	$913,140	$—		$1,919,997	$4,479,996	$203,500	$128,536		$7,645,169

Michael J. Thomson	2013	$503,269	$—		$501,952	$249,378	$416,983	$72,086	(6)	$1,743,668
President and Chief	2012	$475,000	$50,000		$—	$—	$413,298	$42,070		$980,368
Operating Officer	2011	$466,135	$550,000		$899,000	$930,997	$66,500	$207,751		$3,120,383

Mark E. Newman	2013	$472,115	$200,000	(1)	$405,089	$201,252	$380,294	$66,256	(7)	$1,725,006
Senior Vice President,	2012	$460,000	$150,000		$—	$—	$371,657	$45,723		$1,027,380
Chief Financial Officer	2011	$345,000	$190,000		$303,595	$1,008,398	$59,800	$91,471		$1,998,264

Denise R. Cade	2013	$362,115	$—		$221,926	$110,250	$253,497	$48,903	(8)	$996,691
Senior Vice President,	2012	$341,346	$75,000		$—	$—	$249,118	$35,775		$701,239
General Counsel	2011	$228,750	$75,000		$182,995	$426,999	$30,500	$95,907		$1,040,151

(1)	This amount represents the payment of the final portion of a sign-on bonus ($150,000) to Mr. Newman pursuant to his letter agreement. It also includes the first of two annual payments in the amount of $50,000 for personal travel and living expenses in lieu of the relocation benefit pursuant to his letter agreement.
(2)	The amounts reported in this column reflect the grant date fair value of restricted share unit and performance share unit awards made under the LTPEP to the NEOs. The grant date fair value of the time-vesting restricted share units was determined in accordance with FASB ASC Topic 718. The performance share unit amounts are based on the probable outcome of the performance conditions. See Note 21 to the Form 10-K in the 2013 Annual Report for a complete description of the assumptions used for these valuations. The grant date fair value of the performance share unit awards were as follows, assuming the performance conditions of such awards are achieved at their maximum potential levels:

2013 ($)
Frederick A. Henderson	$2,459,391
Michael J. Thomson	$505,153
Mark E. Newman	$407,682
Denise R. Cade	$223,339

(3)	The amounts reported in this column reflect the grant date fair value of stock option awards made under the LTPEP to the NEOs, determined in accordance with FASB ASC Topic 718. See Note 21 to the Form 10-K in the 2013 Annual Report for a complete description of the assumptions used for these valuations.
(4)	The amounts in this column reflect annual cash incentive payments to each NEO under our AIP. A description of this plan can be found in the Compensation Discussion and Analysis section of this proxy statement.
(5)	The All Other Compensation column for 2013 includes (i) $158,026 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $20,400 representing Company matching and annual contributions to the SunCoke 401(k) Plan.
(6)	The All Other Compensation column for 2013 includes (i) $52,936 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $19,150 representing Company matching and annual contributions to the SunCoke 401(k) Plan.
(7)	The All Other Compensation column for 2013 includes (i) $47,106 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $19,150 representing Company matching and annual contributions to the SunCoke 401(k) Plan.
(8)	The All Other Compensation column for 2013 includes (i) $28,503 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $20,400 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

2013 Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards (8)
Named Executive Officer	Grant Date	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#) (4)	Target (#)	Maximum (#)
Frederick A. Henderson		—	$1,072,500	$2,145,000
	2/20/2013				—	62,878	125,756				$1,229,696
	2/20/2013							62,878			$1,040,631
	2/20/2013								231,250	$16.55	$1,387,500

Michael J. Thomson		—	$382,500	$765,000
	2/20/2013				—	12,915	25,830				$252,577
	2/20/2013							15,068			$249,375
	2/20/2013								41,563	$16.55	$249,378

Mark E. Newman		—	$332,500	$665,000
	2/20/2013				—	10,423	20,846				$203,841
	2/20/2013							12,160			$201,248
	2/20/2013								33,542	$16.55	$201,252

Denise R. Cade		—	$219,000	$438,000
	2/20/2013				—	5,710	11,420				$111,670
	2/20/2013							6,662			$110,256
	2/20/2013								18,375	$16.55	$110,250

(1)	The amounts in these columns were established under the AIP. These estimated payouts were based on pre-established goals for 2013. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2013. Actual amounts paid for 2013 are shown in the Summary Compensation Table. A description of the AIP can be found in the Compensation Discussion and Analysis section of this proxy statement.
(2)	Under the AIP, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from $1 to the maximum amount, subject to the approval of the Compensation Committee.
(3)	The amounts reported in these columns represent the target number of performance share units granted to each NEO, and the range of the potential number of performance share units that may be issued to each NEO for the 2013-2015 performance period. Each unit represents the right to receive a share of Company common stock. Terms applicable to the performance share units grant reported in this column are described in the Long-Term Performance Enhancement Plan (LTPEP) section of the Compensation Discussion and Analysis. In general, these performance share units vest on the third anniversary date of the grant, subject to a risk of forfeiture by participant, with the payout of such PSUs being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to pro rata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.
(4)	Under the performance share unit award agreement, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one share to the maximum amount, subject to the approval of the Compensation Committee.
(5)	This column reflects the number of restricted share units granted to our NEOs in 2013. In general, these restricted shares vest on the first, second and third anniversary date of the grant, subject to continued employment at SunCoke Energy and subject to accelerated vesting upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.
(6)	This column reflects the number of stock options granted to our NEOs in 2013. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy and subject to continued vesting upon retirement after the year of grant, and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(7)	The exercise price is equal to the closing price of our common stock on the date of grant.
(8)	The grant date fair value was calculated in accordance with FASB ASC Topic 718. The value of the performance share units is based on the probable outcome of the performance conditions. With respect to the performance share units, in accordance with ASC 718, the performance share units that are earned based on ROIC are valued at the fair market value of the common stock on the date of grant; whereas, performance share units earned are based on the Total Shareholder Return metric, and are valued based on a Monte-Carlo simulation, which in this case leads to a higher accounting value.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2013.

Option Awards							Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (9)	Equity Incentive Plan Awards: Market Value Unearned Shares, Units, or Other Rights That Have Not Vested ($) (10)
Frederick A. Henderson	369,403		277,061	(2)	$17.39	07/21/21	188,594	(5)	$4,301,829	62,878	$1,434,247
	131,127		262,259	(3)	$14.28	02/15/22
	—		231,250	(4)	$16.55	02/20/23

Michael J. Thomson	59,992	(1)			$20.26	12/05/17	30,365	(6)	$692,626	12,915	$294,591
	50,519	(1)			$22.31	03/30/17
	88,725	(1)			$11.18	12/03/18
	74,832	(1)			$8.93	03/30/20
	89,561		44,782	(4)	$17.39	07/21/21
	—		41,563	(4)	$16.55	02/20/23

Mark E. Newman	97,007		48,505	(4)	$17.39	07/21/21	23,800	(7)	$542,878	10,423	$237,749
	—		33,542	(4)	$16.55	02/20/23

Denise R. Cade	41,076		20,540	(4)	$17.39	07/21/21	13,678	(8)	$311,995	5,710	$130,245
	—		18,375	(4)	$16.55	02/20/23

(1)	These amounts represent previously granted Sunoco options that were converted to SunCoke options on January 21, 2012 in connection with the separation from Sunoco.
(2)	Five-sevenths of the option award vests on the first, second and third anniversary of the July 21, 2011 grant date and two-sevenths of the award vests on the third, fourth and fifth anniversary date of Mr. Henderson’s September 1, 2010 Sunoco hire date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(3)	These options vest at a rate of 1/3 on the first, second and third anniversaries of the February 15, 2012 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(4)	These options vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(5)	75,295 of these restricted share units vest at a rate of 1/3 on the third, fourth and fifth anniversaries of Mr. Henderson’s Sunoco hire date of September 1, 2010; 50,421 of these restricted share units vest at a rate of 1/4 on the first, second, third and fourth anniversary of the February 15, 2012 grant date; and 62,878 of these restricted share units vest at a rate of 1/3 on the first, second and third anniversary of the February 20, 2013 grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(6)	15,297 of these restricted share units were granted to Mr. Thomson on July 21, 2011. 3,824 of these units will vest on the third anniversary of the grant date and 11,473 will vest on the fourth anniversary of the grant date. 15,068 of these restricted share units were granted to Mr. Thomson on February 20, 2013 as part of the annual long-term incentive award for 2013. These units will vest at a rate of 1/3 on the first, second, and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(7)

11,640 of these restricted share units were granted to Mr. Newman on July 21, 2011. 2,910 of these units will vest on the third anniversary of the grant date and 8,730 will vest on the fourth anniversary of the grant date. 12,160 of these restricted share units were granted to Mr. Newman on February 20, 2013 as part of the annual long-term incentive award for 2013. These units will vest at a rate of 1/3 on the first, second, and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(8)	7,016 of these restricted share units were granted to Ms. Cade on July 21, 2011. 1,754 of these units will vest on the third anniversary of the grant date and 5,262 will vest on the fourth anniversary of the grant date. 6,662 of these restricted share units were granted to Ms. Cade on February 20, 2013 as part of the annual long-term incentive award for 2013. These units will vest at a rate of 1/3 on the first, second, and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.
(9)	These shares reflect the target number of performance share units granted on February 20, 2013 to each NEO for the 2013-2015 performance period.
(10)	The market value of these shares is based on the closing price of SunCoke Energy on December 31, 2013 or $22.81.

2013 Option Exercises and Stock Vested Table

The following table sets forth the exercises of options and vested awards for the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Frederick A. Henderson	0	$0	54,452	$884,764
Michael J. Thomson	0	$0	61,099	$956,244
Mark E. Newman	0	$0	2,909	$44,304
Denise R. Cade	0	$0	1,754	$26,713

(1)	The amounts in this column represent the value realized by multiplying the closing price of our common stock on the date of vesting by the number of shares vested.

2013 Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and account balances under our SRP for 2013.

Named Executive Officer	Executive Contributions in 2013 ($) (1)	Registrant Contributions in 2013 ($) (2)	Aggregate Earnings in 2013 ($) (3)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance as of December 31, 2013 ($) (4)
Frederick A. Henderson	$98,766	$158,026	$42,896	$0	$436,461
Michael J. Thomson	$33,085	$52,936	$7,602	$0	$151,780
Mark E. Newman	$29,442	$47,106	$9,432	$0	$133,935
Denise R. Cade	$17,814	$28,503	$6,931	$0	$79,921

(1)	These amounts are reported in the Summary Compensation Table, under either “Salary” or “Non-Equity Incentive Plan Compensation.”
(2)	These amounts represent contributions made under our SRP, which include matching contributions equal to 100% of the first 5% and an annual contribution equal to 3% of compensation deferred by the participant under the SRP. These amounts are reported in the Summary Compensation Table under “All Other Compensation.”
(3)	The earnings in this column are not included in the Summary Compensation Table.
(4)	The aggregate balances reported in this column for each NEO include amounts reported previously in prior years’ Summary Compensation Tables, as well as: (i) contributions for 2013 (reported in the Summary Compensation Table of this proxy statement), and (ii) the following earnings: Mr. Henderson: $42,896; Mr. Thomson: $7,602; Mr. Newman: $9,432; Ms. Cade: $6,931.

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the SRP, effective as of January 1, 2012. The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our 401(k) Plan whose compensation is expected to exceed the IRS limits on compensation that can be taken into account under that Plan ($255,000 for 2013). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise have been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the 401(k) Plan, which provides for 100% vesting after three years of service. Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the 401(k) Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he or she terminates due to retirement, which is defined as termination after attaining age 55 with 10 years of service, or age 60 with 5 years of service. In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances.

Potential Payments Upon Termination or Change in Control

We provide benefits to our NEOs upon certain terminations of employment. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (which include vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause (as defined in the Plan), death or disability. Severance is paid in installments per pay period and ranges from one to two times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. Executives are also entitled to the continuation of medical plan benefits at active employee rates for the period during which the participant receives severance payments (which run concurrently with COBRA), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiples of base salary and annual incentive for the NEOs are as follows: Mr. Henderson: 2x; Mr. Thomson: 1.5x; Mr. Newman: 1.5x; and Ms. Cade: 1.5x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two to three times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s target annual incentive in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date, with the multiple depending on the executive’s position. Notwithstanding the general severance formula, Mr. Thomson will receive the greater of the severance provided under this plan or the severance that he would have received under Sunoco’s severance plan had he terminated at the time of the IPO, which was based on a multiplier of 3x base salary and target annual incentive in effect at the time of IPO. Executives are also entitled to the continuation of medical and dental plan benefits at active employee rates for either two or three years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. In addition, if an executive is terminated without cause within two years of the change in control all equity awards will vest and stock options continue to be exercisable for one year following such termination, which is consistent with the LTPEP. If the benefits received by an executive upon a change in control would trigger an excise tax under Section 280G of the Internal Revenue Code, the benefits under the plan will either (i) be paid to the executive, in which case he or she will be responsible for the tax or, (ii) if it would result in a greater after-tax benefit to the executive, be reduced so that no excise tax is triggered. The multiples of base salary and annual incentive for the eligible NEOs are as follows: Mr. Henderson: 3x; Mr. Thomson: 2x; Mr. Newman: 2x; and Ms. Cade: 2x.

Long-Term Performance Enhancement Plan

Under the LTPEP, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the LTPEP), all equity awards will vest under the terms of the award agreements, and stock options continue to be exercisable for one year following such termination. In addition, stock options continue to vest if retirement occurs on or after December 31 of the calendar year in which the stock option was granted, and fully vest upon death or disability. Restricted share units fully vest upon death or disability.

Potential Payments upon Termination or Change in Control Table

The table set forth below quantifies the additional benefits that would be paid to each NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2013.

Executive Name	Death / Disability ($)	Termination Prior to a Change in Control ($)		Termination in Connection with a Change in Control ($)
Frederick Henderson
Cash Severance (1)	—	$4,095,000		$6,142,500
Health & Welfare Continuation (2)	—	$29,575		$46,974
Stock Option Acceleration Value (3)	$5,186,365	—		$5,186,365
Restricted Share Units Acceleration Value (3)	$4,301,829	—		$4,301,829
Performance Share Units Acceleration Value (3)	$1,434,247	$478,082	(4)	$1,434,247
Outplacement (5)	—	$9,500		$9,500

Total	$10,922,441	$4,612,157		$17,121,415

Michael J. Thomson
Cash Severance (1)	—	$1,338,750		$2,422,500	(6)
Health & Welfare Continuation (2)	—	$22,181		$46,974	(6)
Stock Option Acceleration Value (3)	$502,903	—		$502,903
Restricted Share Units Acceleration Value (3)	$692,626	—		$692,626
Performance Share Units Acceleration Value (3)	$294,591	$98,197	(4)	$294,591
Outplacement (5)	—	$9,500		$9,500

Total	$1,490,120	$1,468,628		$3,969,094

Mark E. Newman
Cash Severance (1)	—	$1,211,250		$1,615,000
Health & Welfare Continuation (2)	—	$22,181		$31,316
Stock Option Acceleration Value (3)	$472,870	—		$472,870
Restricted Share Units Acceleration Value (3)	$542,878	—		$542,878
Performance Share Units Acceleration Value (3)	$237,749	$79,250	(4)	$237,749
Outplacement (5)	—	$9,500		$9,500

Total	$1,253,497	$1,322,181		$2,909,313

Denise R. Cade
Cash Severance (1)	—	$876,000		$1,168,000
Health & Welfare Continuation (2)	—	$9,012		$12,593
Stock Option Acceleration Value (3)	$226,354	—		$226,354
Restricted Share Units Acceleration Value (3)	$311,995	—		$311,995
Performance Share Units Acceleration Value (3)	$130,245	$43,415	(4)	$130,245
Outplacement (5)	—	$9,500		$9,500

Total	$668,594	$937,927		$1,858,687

(1)	These amounts represent the cash severance payments of salary and bonus made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control and the Special Executive Severance Plan on or after a change in control.
(2)	These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical and dental benefits and life insurance coverage under the Special Executive Severance Plan.

(3)	The market value of stock options, restricted share units and performance share units that would vest under the Long-Term Performance Enhancement Plan is calculated based on the closing price of our common stock on December 31, 2013 of $22.81.
(4)	In the case of retirement, the NEO is entitled to a pro rata portion of the shares he or she would have received had he or she remained employed through the end of the three-year performance period. Since this number cannot be currently determined, the table reflects a prorata portion of the target number.
(5)	These amounts represent the outplacement benefit our executives are eligible to receive under each Plan.
(6)	Mr. Thomson is entitled to receive the greater of the severance under the Special Executive Severance Plan or the severance that would have been paid to him under Sunoco’s severance plan at the time of IPO. These amounts thus represent the severance payable under Sunoco’s Plan (i.e., three times the sum of his then-current salary from Sunoco ($475,000) and related target bonus opportunity (70% of such salary), plus continued medical and dental benefits and life insurance coverage for three years).

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

Our strategy with respect to compensation of our NEOs focuses upon tying compensation to increasing stockholder value over the long-term. Our compensation structure has a strong performance orientation with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility. Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance. The market is defined by reference to general industry and energy services companies, as well as a specific peer group. Leadership compensation is aligned with stockholders’ interests, and leadership will be rewarded when the interests of stockholders are advanced. The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers. We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, the Compensation Committee or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The current frequency of our stockholder advisory vote on executive compensation is annually, and the next such vote will be held at our 2015 Annual Meeting of Stockholders.

Recommendation

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

Beneficial Stock Ownership of Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of our common stock beneficially owned by stockholders who we know to be the beneficial owners of more than 5% of the outstanding shares of SunCoke Energy common stock.

Name	Shares of Common Stock	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	6,189,835	8.90%
Brenner West Capital Advisors, LLC(2)	3,698,653	5.30%
Jet Capital Investors, L.P.(3).	3,738,993	5.37%
The Vanguard Group(4).	4,115,805	5.91%

(1)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 30, 2014. The mailing address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(2)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014. The mailing address of Brenner West Capital Advisors, LLC is 500 Fifth Avenue, 41st Floor, New York, NY 10110.
(3)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014. The mailing address of Jet Capital Investors, L.P is 540 Madison Ave, 17th Floor, New York, NY 10022.
(4)	Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014. The mailing address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned as of March 1, 2014, by each director of SunCoke Energy, by each of our NEOs and by all directors and executive officers of SunCoke Energy as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Common Stock	Right to Acquire Within 60 Days After March 1, 2014(1)	Total	Percent of Common Stock Outstanding
Frederick A. Henderson	92,938	708,740	801,678	*
Robert J. Darnall	15,909(2)	—	15,909	*
Alvin Bledsoe	5,934(2)	—	5,934	*
Peter B. Hamilton	16,778	—	16,778	*
Karen B. Peetz	—(2)	—	—	*
John W. Rowe	5,000(2)	—	5,000
James E. Sweetnam	—(2)	—	—	*
Michael J. Thomson	134,229(3)	377,483	511,712	*
Mark E. Newman	17,212(4)	108,188	125,400	*
Denise R. Cade	3,771	47,201	50,972	*
All directors and executive officers as a group (10 persons)	291,771	1,241,612	1,533,383	2.2%

*	Less than one percent of our outstanding common stock.
(1)	The amounts shown in this column reflect shares of SunCoke common stock which the persons listed have the right to acquire as a result of the exercise of stock options, and/or conversion of restricted share units, within 60 days after March 1, 2014 under certain plans, including the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan.

(2)	Certain directors have elected to defer their stock awards into common share units under the Directors’ Deferred Compensation Plan described on page 17 of this proxy statement. Each share unit is treated as if it were invested in shares of common stock and dividend equivalents are credited in the form of additional share units, although the unit does not have voting rights. Such share units will be settled in cash following termination of the director’s service on the Board, based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date. The following directors hold such common share units: Mr. Bledsoe: 12,544 units; Mr Darnall: 5,869 units; Ms. Peetz: 12,544 units; Mr. Rowe: 10,792 units; and Mr. Sweetnam: 12,544 units.
(3)	Mr. Thomson has shared voting and investment power for 15,304 shares.
(4)	The figure shown in this column includes: (a) 4,050 shares held in a family trust, for which Mr. Newman’s spouse is the trustee, and Mr. Newman and members of his immediate family are among the beneficiaries; and (b) 1,485 share equivalents held in a unitized account in the SunCoke Energy Profit Sharing and Retirement Plan, a tax qualified defined contribution plan with 401(k) and profit sharing features, and 474 share equivalents held in unitized account in the SunCoke Energy, Inc. Savings Restoration Plan.

Certain of our directors and executive officers own common units representing limited partnership interests of SunCoke Energy Partners, L.P., a master limited partnership in which SunCoke Energy, Inc. has a 57.9% ownership interest. The number of such common units beneficially owned by individuals listed in the “Beneficial Stock Ownership of Directors and Executive Officers” Table as of March 1, 2014 is as follows (unless otherwise indicated, each person has sole investment and voting power over the securities listed):

Name	Number of SXCP Common Units	Right to Acquire Ownership Within 60 Days After March 1, 2014	Total	Percent of SXCP Common Units Outstanding
Frederick A. Henderson	14,000	—	14,000	*
Robert J. Darnall	4,000	—	4,000	*
Alvin Bledsoe	0	—	0	*
Peter B. Hamilton	0	—	0	*
Karen B. Peetz	0	—	0	*
John W. Rowe	0	—	0	*
James E. Sweetnam	12,500	—	12,500	*
Michael J. Thomson	5,000	—	5,000	*
Mark E. Newman	4,865(1)	—	4,865	*
All directors and executive officers as a group (10 Persons)	40,365	—	40,365	*%

*	Less than one percent of total number of the issued and outstanding common units, representing limited partnership interests in SunCoke Energy Partners, L.P.
(1)	A portion of these common units (4,200 units) are owned by Mr. Newman’s spouse. The remainder (665 units) are held in trust by the Mark E. Newman Trust (02.22.2007). Mr. Newman is the trustee and he, or members of his immediate family, are among the beneficiaries of the trust.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee dated February 26, 2014 with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Bledsoe and Sweetnam and Ms. Peetz. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our corporate website at www.suncoke.com.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm and reviewing the services performed by our independent registered public accounting firm and internal audit department. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013 with SunCoke Energy’s management and Ernst & Young LLP (“E&Y”). The Audit Committee also has discussed with E&Y the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence from SunCoke Energy.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2013.

Members of the Audit Committee

Alvin Bledsoe (Chair)

Karen B. Peetz

James E. Sweetnam

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2013 and December 31, 2012.

Audit and Non-Audit Fees
	Ernst & Young LLP
	2013	2012
Audit Fees (1)	$1,264,945	$1,126,130
Audit-Related Fees (2)	—	—
Tax Fees (3)	37,341	—
All Other Fees	—	—

Total	$1,302,286	$1,126,130

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, fees for reviews of our registration statements filed with the SEC and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor, such as employee benefit plan audits, and agreed upon procedures required to comply with financial, accounting or regulatory reporting.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance and international tax consulting and planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy identifies: (1) the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired, (2) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited and (3) sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semiannually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed E&Y to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of E&Y, the Audit Committee may reconsider the appointment and may retain E&Y or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of E&Y, the Audit Committee may select another firm if it determines such selection to be in the best interest of SunCoke Energy and our stockholders.

Representatives from E&Y are expected to be present at the 2014 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of E&Y as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 regarding the number of shares of our common stock that may be issued under the LTPEP and the Retainer Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,264,331	(2)	$17.54	3,841,511
Equity compensation plans not approved by security holders	—		—	—

Total	4,264,331		$17.54	3,841,511	(3)

(1)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which were granted at no cost to participants).
(2)	Includes conversions of Sunoco stock to SunCoke Energy, Inc. common stock upon completion of IPO on January 21, 2012 and 2013 grants made under the LTPEP. Consists of 3,906,983 stock options, 748,350 restricted share units, and 96,073 performance share units
(3)	Consists of 3,378,432 shares available for issuance under the LTPEP and 463,079 shares available for issuance under the Retainer Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required under Section 16(a) during the fiscal year ended December 31, 2013.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2015 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, on or before November 27, 2014 and comply with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in our Amended and Restated Bylaws, for director nominations or other business to be brought before the 2015 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 8, 2015 and no later than the close of business on February 7, 2015 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of our Amended and Restated Bylaws and will not be effective otherwise.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, to assist us in the solicitation of proxies for an estimated fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

Denise R. Cade

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Lisle, Illinois

March 27, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR All Nominees for Director and FOR Proposals 2 and 3.	+
1. Election of Directors:	01 - Robert J. Darnall
02 - James E. Sweetnam

☐	FOR all nominees	☐	WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold your vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.

		For	Against	Abstain			For	Against	Abstain
2.	Advisory approval of the company’s executive compensation.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – SunCoke Energy, Inc.

Notice of 2014 Annual Meeting of Stockholders – May 8, 2014

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frederick A. Henderson and Michael J. Thomson, or any of them, proxies with full power of substitution to each to vote the shares of stock of SunCoke Energy, Inc. that the undersigned is entitled to vote as specified on the reverse side of this card at the 2014 Annual Meeting of Stockholders to be held on May 8, 2014 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED BUT, IF NO SPECIFICATION IS MADE OR IS UNCLEAR, SUCH SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THIS PROPERLY EXECUTED PROXY ALSO AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you do not vote by telephone or over the Internet, please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope.

Vote by Internet • Go to www.envisionreports.com/SXC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

SunCoke Energy, Inc. Stockholder Meeting to be Held on May 8, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholder meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/SXC to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 28, 2014 to facilitate timely delivery.

SunCoke Energy, Inc.’s Annual Meeting of Stockholders will be held on May 8, 2014 at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, at 9:00 a.m. local time. You may vote at the 2014 Annual Meeting if you were a stockholder of record at the close of business on March 10, 2014.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees for director and FOR proposals 2 and 3:

1.	Election of Robert J. Darnall and James E. Sweetnam to the class of directors whose term expires in 2017.
2.	Advisory approval of the company’s executive compensation.
3.	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the SunCoke Energy, Inc. 2014 Annual Meeting

The Hotel Arista is located at 2139 CityGate Lane, Naperville, Illinois 60563.

From the North or O’Hare Airport

Travel south on I-294. Exit at I-88 West. Exit at Illinois Route 59 and turn RIGHT. Take the first RIGHT at Westings Avenue. Turn LEFT at the stop sign. You will be facing the front of the hotel.

From the East

Travel west on I-290. Merge on to I-88 West. Exit at Illinois Route 59 and turn RIGHT. Take the first RIGHT at Westings Avenue. Turn LEFT at the stop sign. You will be facing the front of the hotel.

From the South

Travel north on I-294. Merge on to I-88 West. Exit at Illinois Route 59 and turn RIGHT. Take the first RIGHT at Westings Avenue. Turn LEFT at the stop sign. You will be facing the front of the hotel.

From the West

Travel east on I-88. Exit at Illinois Route 59 and turn LEFT. Take the first RIGHT at Westings Avenue. Turn LEFT at the stop sign. You will be facing the front of the hotel.

From Midway Airport

Travel south on I-55. Merge on to I-355 North. Continue to I-88 West. Exit at Illinois Route 59 and turn RIGHT. Take the first RIGHT at Westings Avenue. Turn LEFT at the stop sign. You will be facing the front of the hotel.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g      Internet – Go to www.envisionreports.com/SXC. Click Cast Your Vote or Request Materials. Follow
  the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g       Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g       Email – Send email to investorvote@computershare.com with “Proxy Materials SunCoke Energy,
  Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

           To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by
  April 28, 2014.

01SMOB

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2014.
Vote by Internet
• Go to www.envisionreports.com/SXC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR All Nominees for Director and FOR Proposals 2 and 3.	+
1. Election of Directors:	01 - Robert J. Darnall
02 - James E. Sweetnam

☐	FOR all nominees	☐	WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold your vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.

		For	Against	Abstain			For	Against	Abstain
2.	Advisory approval of the company’s executive compensation.	☐	☐	☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – SunCoke Energy, Inc.

Notice of 2014 Annual Meeting of Stockholders – May 8, 2014

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frederick A. Henderson and Michael J. Thomson, or any of them, proxies with full power of substitution to each to vote the shares of stock of SunCoke Energy, Inc. that the undersigned is entitled to vote as specified on the reverse side of this card at the 2014 Annual Meeting of Stockholders to be held on May 8, 2014 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED BUT, IF NO SPECIFICATION IS MADE OR IS UNCLEAR, SUCH SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THIS PROPERLY EXECUTED PROXY ALSO AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you do not vote by telephone or over the Internet, please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope.